                                                                    Exhibit 99.3

MANAGEMENT DISCUSSION AND ANALYSIS

OVERVIEW

         We will own and operate three gaming and entertainment properties in the Las Vegas metropolitan area. The three properties are the Stratosphere, Arizona Charlie's Decatur and Arizona Charlie's Boulder. Each of our properties offers customers a value-oriented experience by providing competitive odds in our casinos, high-quality rooms in our hotels, award-winning dining facilities and, at the Stratosphere, an offering of entertainment attractions found nowhere else in Las Vegas.

         A majority of our revenues are generated by our casino operations. Two of our key drivers of gaming revenues are average win per slot machine per day and average win per table game per day. In order to increase these amounts and, therefore, our casino revenues, we seek to increase customer traffic to our properties.

         The following table sets forth information derived from our combined statements of income expressed as a percentage of net revenues for the period indicated.

                                           For The Years Ended December 31,
                                             2001       2002       2003
                                           --------------------------------
Revenues
    Casino                                   58.9%      57.2%      56.3%
    Hotel                                    15.8%      17.7%      18.0%
    Food and beverage                        22.9%      22.6%      22.7%
    Tower, retail and other                  12.2%      11.3%      11.5%
                                            ---------------------------
        Gross revenues                      109.8%     108.8%     108.5%
    Less promotional allowances               9.8%       8.8%       8.5%
                                            ---------------------------
        Net revenues                        100.0%     100.0%     100.0%
                                            ---------------------------

Costs and expenses
    Casino                                   24.7%      23.9%      23.3%
    Hotel                                     7.1%       8.1%       8.4%
    Food and beverage                        17.7%      17.3%      17.1%
    Tower, retail and other                   6.5%       6.0%       5.3%
    Selling, general and administrative      32.4%      32.0%      28.6%
    Depreciation and amortization             7.1%       8.1%       7.7%
                                            ---------------------------

        Total costs and expenses             95.5%      95.4%      90.4%

                                            ---------------------------
        Income from operations                4.5%       4.6%       9.6%
                                            ---------------------------

Other income (expense)
    Interest income                           0.7%       0.2%       0.2%
    Interest expense                         -2.5%      -2.4%      -2.1%
    Gain (loss) on disposal of assets         0.0%      -0.1%      -0.5%
                                            ---------------------------
        Total other expense, net             -1.8%      -2.3%      -2.4%
                                            ---------------------------

        Income before income taxes            2.7%       2.3%       7.2%
Provision for income taxes                    2.0%       2.0%      -0.7%
                                            ---------------------------
        Net income                            0.7%       0.3%       7.9%
                                            ===========================

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                   2001          2002           2003
                                                ---------      ---------      ---------
OPERATING DATA:
Stratosphere
   Average number of slot machines .......          1,476          1,505          1,459
   Average win per slot machine per day ..      $   85.37      $   90.74      $   91.73
   Average number of table games .........             46             48             50
   Average win per table game per day.....      $  984.58      $1,022.50      $1,016.00
   Average number of hotel rooms .........          1,994          2,444          2,444
   Average daily room rate ...............      $   48.54      $   48.28      $   51.17
   Average occupancy rate ................           93.2%          89.6%          89.8%

Arizona Charlie's Decatur
   Average number of slot machines .......          1,620          1,590          1,539
   Average win per slot machine per day ..      $   97.85      $   92.93      $  105.61
   Average number of table games .........             19             18             14
   Average win per table game per day.....      $  595.32      $  486.30      $  547.78
   Average number of hotel rooms .........            258            258            258
   Average daily room rate ...............      $   45.29      $   43.91      $   43.17
   Average occupancy rate ................           77.3%          74.4%          85.3%

Arizona Charlie's Boulder
   Average number of slot machines .. ....            797            812            838
   Average win per slot machine per day ..      $   61.96      $   65.53      $   79.16
   Average number of table games .........             13             12             13
   Average win per table game per day.....      $  472.21      $  468.20      $  441.77
   Average number of hotel rooms .........            303            303            303
   Average daily room rate ...............      $   39.51      $   42.97      $   43.32
   Average occupancy rate.................           59.3%          55.2%          55.7%

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

         Combined gross revenues for the year ended December 31, 2003 amounted to $285.1 million, an increase of $13.1 million, or 4.8%, over the year ended December 31, 2002. Gross revenues at the Stratosphere for the year ended December 31, 2003 were $176.4 million, or 61.9% of combined gross revenues, an increase of $5.7 million as compared to revenues for the year ended December 31, 2002. Gross revenues at Arizona Charlie's Decatur for the year ended December 31, 2003 were $73.9 million, or 25.9% of combined gross revenues, an increase of $2.7 million as compared to the year ended December 31, 2002. This increase of 3.7% in gross revenues at Arizona Charlie's Decatur was primarily attributable to an increase in casino revenues. Gross revenues at Arizona Charlie's Boulder for the year ended December 31, 2003 were $34.8 million, or 12.2% of combined gross revenues, an increase of $4.7 million as compared to the year ended December 31, 2002. This increase of 15.8% was primarily due to the increased slot coin in and increased hold percentage as compared to the year ended December 31, 2002.

         Casino Revenues

         Combined casino revenues during the year ended December 31, 2003 totaled $147.9 million, an increase of $4.8 million over the year ended December 31, 2002. Slot machine revenues were $119.6 million, or 80.9% of combined casino revenues, and table game revenues were $23.6 million, or 16.0% of the combined casino revenues, for the year ended December 31, 2003 as compared to $115.6 million and $23.3 million, respectively, for the year ended December 31, 2002.

         Casino revenues at the Stratosphere for the year ended December 31, 2003 were $66.5 million, a decrease of $.7 million, or 1.1%, over the year ended December 31, 2002, of which slot machine revenues were $46.6 million, or 70.0% of its casino revenues, and table game revenues were $18.6 million, or 27.9% of its casino revenues as compared to $48.7 million and $18.0 million, respectively, for the year ended December 31, 2002. Average win per slot machine per day at Stratosphere for the year ended December 31, 2003 was $91.73 which was an increase over the prior year of $90.74 due to a 3% decrease in the number of units compared to the prior year. Casino revenues at Arizona Charlie's Decatur for the year ended December 31, 2003 were $57.7 million, an increase of $1.6 million as compared to the year ended December 31, 2002, of which slot machine revenues were $52.4 million, or 90.7% of its casino revenues, and table game revenues were $2.9 million, or 5.0% of its casino revenues as compared to $49.6 million and $3.2 million, respectively, for the year ended December 31, 2002. Average win per slot machine per day at Arizona Charlie's Decatur for the year ended December 31, 2003 was $105.61, as compared to the average win per slot machine per day of $92.93 for 2002. Casino revenues at Arizona Charlie's Boulder for the year ended December 31, 2003 were $23.7 million, an increase of $4.0 million as compared to the year ended December 31, 2002. For the year ended December 31, 2003, slot machine revenues were $20.6 million, or 87.2% of its casino revenues, and table game revenues were $2.2 million, or 9.2% of its casino revenues as compared to $17.4 million and $2.1 million, respectively, for the year ended December 31, 2002. Average win per slot machine per day at Arizona Charlie's Boulder for the year ended December 31, 2003 was $79.16, as compared to the average win per slot machine per day of $65.53 for 2002.

         Non-Casino Revenues

         Combined hotel revenues totaled $47.3 million, or 16.6% of combined gross revenues, for the year ended December 31, 2003 as compared to $44.3 million, or 16.3% of combined gross revenues for the year ended December 31, 2002. Hotel revenues at the Stratosphere totaled $40.6 million for the year ended December 31, 2003 as compared to $38.1 million for the year ended December 31, 2002. Stratosphere hotel occupancy during the period was 89.8%, as compared to 89.6% for the year ended December 31, 2002. As a result of the increased room capacity, average daily room rate (ADR) increased from $48.28 for the year ended December 31, 2002 to $51.17 for the year ended December 31, 2003. Hotel revenues at Arizona Charlie's Decatur were $3.4 million for the year ended December 31, 2003, an increase of 15.6% from the previous year. This is a result of an increase in average occupancy rate from 74.4% to 85.3%. Hotel revenues at Arizona Charlie's Boulder were $3.3 million for the year ended December 31, 2003 as compared to $3.3 million for the year ended December 31, 2002. The occupancy rate for Arizona Charlie's Boulder increased from 55.2% for the year ended December 31, 2002 to 55.7% for the year ended December 31, 2003 and resulted in an increase in the ADR from $42.97 to $43.32.

         Combined food and beverage revenues for the year ended December 31, 2003 totaled $59.6 million, or 20.9% of combined gross revenues, as compared to $56.3 million, or 20.7% of combined gross revenues, for the year ended December 31, 2002. Food and beverage revenues at the Stratosphere increased 6.5% from $39.7 million for the year ended December 31, 2002 to $42.3 million for the year ended December 31, 2003, due to an increase in food covers of 0.6%, while the average revenue per cover increased 5.9%. At Arizona Charlie's Decatur, food and beverage revenues were $10.4 million for both years ended December 31, 2003 and 2002. At Arizona Charlie's Boulder, food and beverage revenues were $7.0 million for the year ended December 31, 2003, an increase of $.7 million, or 10.7%, from the year ended December 31, 2002.

         Combined tower, retail and other revenues increased $2.1 million to $30.3 million for the year ended December 31, 2003. Tower, retail and other revenues at Stratosphere increased 5.4%, from $25.7 million in the year ended December 31, 2002 to $27.1 million for the year ended December 31, 2003. The combined retail and other revenues increased at Arizona Charlie's Decatur to $2.4 million, or 34.2% and Arizona Charlie's Boulder increased $.1 million, or 10.1% of revenues.

         Promotional Allowances

         Promotional allowances provided to gaming patrons on a combined basis for the year ended December 31, 2003 and 2002, totaled $22.3 million and $21.9 million, respectively, and are recorded in our financial statements as a reduction of combined gross revenues. Promotional allowances represent the retail value of rooms, food and beverage, and other items that are provided to customers on a complimentary basis.

         Promotional allowances at the Stratosphere were $12.7 million, or 7.2% of its gross revenues, for the year ended December 31, 2003, a decrease of 11.2% from $14.3 million, or 8.4% of its gross revenues for the year ended December 31, 2002. This decrease was due primarily to less aggressive promotional policies.

         Promotional allowances at Arizona Charlie's Decatur were $6.0 million for the year ended December 31, 2003, or 8.2% of its gross revenues, compared to $5.0 million, or 7.0% of its gross revenues for the year ended December 31, 2002. This increase is primarily due to an increase in play due to our "Action Cash" program implemented in July, 2003.

         Promotional allowances at Arizona Charlie's Boulder were $3.5 million for the year ended December 31, 2003, or 10.1% of its gross revenues, compared to $2.6 million, or 8.7% of its gross revenues for the year ended December 31, 2002. This increase is primarily due to an increase in play due to our "Action Cash" program implemented in July, 2003.

         Operating Expenses

         Combined casino operating expense for the year ended December 31, 2003 totaled $61.3 million, or 41.4% of combined casino revenues, as compared to $59.9 million, or 41.9% of combined casino revenues, for the year ended December 31, 2002. Combined casino operating expenses were primarily comprised of salaries, wages and benefits, and operating expenses of the casinos.

         Casino operating expenses at the Stratosphere were $29.6 million, or 44.6% of its casino revenues, for the year ended December 31, 2003 as compared to $29.0 million, or 43.1% of its casino revenues, for the year ended December 31, 2002. This increase of $.6 million, or 2.2% in casino operating expenses is due primarily to increases in complimentaries. Casino operating expenses at Arizona Charlie's Decatur were $20.0 million, or 34.6% of its casino revenues, for the year ended December 31, 2003 as compared to $21.3 million, or 37.9% of its casino revenues, for the year ended December 31, 2002. This decrease was due primarily to cost reductions. Casino operating expenses at Arizona Charlie's Boulder were $11.7 million, or 49.3% of its casino revenues, for the year ended December 31, 2003 as compared to $9.6 million, or 48.9% of its casino revenues, for the year ended December 31, 2002.

         Combined selling, general and administrative expenses for the year ended December 31, 2003 were $75.0 million, or 26.3% of combined gross revenues, as compared to $80.0 million, or 29.4% of combined gross revenues, for the year ended December 31, 2002. Selling, general and administrative expenses at the Stratosphere were $44.9 million, or 25.4% of its gross revenues, for the year ended December 31, 2003 as compared to $45.9 million, or 26.9% of its gross revenues, for the year ended December 31, 2002. Selling, general and administrative expenses at Arizona Charlie's Decatur were $18.4 million, or 24.9% of its gross revenues, for the year ended December 31, 2003, as compared to $19.5 million, or 27.3% of its gross revenues, for the year ended December 31, 2002. General and administrative expenses at Arizona Charlie's Boulder were $11.7 million, or 33.6% of its gross revenues, as compared to $14.6 million, or 48.7% of its gross revenues, for the prior year.

         Income from Operations

         Combined operating income for the year ended December 31, 2003 was $25.2 million as compared to combined operating income of $11.4 million for the year ended December 31, 2002. Operating income at the Stratosphere for the year ended December 31, 2003 was $15.5 million as compared to $11.3 million for the year ended December 31, 2002. This increase was primarily due to an increase in hotel revenues, increased building rents, lower promotions and lower depreciation. Operating income at Arizona Charlie's Decatur for the year ended December 31, 2003 was $14.0 million as compared to $8.8 million for the year ended December 31, 2002. This increase was due to an increase in casino revenues and reduced food and beverage expenses. For the years ended December 31, 2003 and December 31, 2002, Arizona Charlie's Boulder incurred operating losses of $4.3 million and $8.6 million, respectively. The reduced loss was due to increased casino revenues and reduced selling, general, and administrative expenses.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

         The Las Vegas market experienced a significant drop in visitor volume over the four months following the September 11, 2001 terrorist attacks as compared to the same period in 2000, with smaller decreases through the remaining months of 2002.

         Combined gross revenues for the year ended December 31, 2002 amounted to $271.9 million, an increase of $5.7 million, or 2.1%, over the year ended December 31, 2001. Gross revenues at the Stratosphere for the year ended December 31, 2002 were $170.7 million, or 62.8% of combined gross revenues, an increase of $14.5 million as compared to the year ended December 31, 2001. This increase of 9.3% in gross revenues at the Stratosphere was primarily attributable to the hotel expansion of 1,000 rooms, which opened in June 2001. Gross revenues at Arizona Charlie's Decatur for the year ended December 31, 2002 were $71.2 million, or 26.2% of combined gross revenues, a decrease of $8.8 million as compared to the year ended December 31, 2001. This decrease of 11.0% in gross revenues at Arizona Charlie's Decatur was primarily attributable to a decrease in table game drop and slot coin in for the year ended December 31, 2002 as compared to the year ended December 31, 2001. These decreases resulted from a tightening of the complimentary policy. Gross revenues at Arizona Charlie's Boulder for the year ended December 31, 2002 were $30.0 million, or 11.0% of combined gross revenues, no change as compared to the year ended December 31, 2001. There were no significant changes in the composition of their revenues during these periods.

         Casino Revenues

         Combined casino revenues during the year ended December 31, 2002 totaled $143.1 million, an increase of $.1 million over the year ended December 31, 2001. Slot machine revenues were $118.2 million, or 82.6% of combined casino revenues, and table game revenues were $23.3 million, or 16.3% of the combined casino revenues, for the year ended December 31, 2002 as compared to $115.1 million and $22.9 million, respectively, for the year ended December 31, 2001.

         Casino revenues at the Stratosphere for the year ended December 31, 2002 were $67.2 million, an increase of $5.7 million, or 9.3%, over the year ended December 31, 2001. For the year ended December 31, 2002, slot machine revenues were $48.7 million, or 72.4% of its casino revenues, and table game revenues were $18.0 million, or 26.8% of its casino revenues as compared to $43.7 million and $16.5 million, respectively, for the year ended December 31, 2001. Average win per slot machine per day at Stratosphere for the year ended December 31, 2002 was $90.74 which was an increase over the prior year of $85.37. Casino revenues at Arizona Charlie's Decatur for the year ended December 31, 2002 were $56.1 million, a decrease of $5.6 million as compared to the year ended December 31, 2001 due to reduced slot coin in and table games drop resulting from a tightening of our complimentary policies. For the year ended December 31, 2002, slot machine revenues were $51.2 million, or 91.3% of its casino revenues, and table game revenues were $3.2 million, or 5.7% of its casino revenues as compared to $54.3 million and $4.1 million, respectively, for the year ended December 31, 2001.

Average win per slot machine per day at Arizona Charlie's Decatur for the year ended December 31, 2002 was $92.93, as compared to the average win per slot machine per day of $97.85 for 2001. Casino revenues at Arizona Charlie's Boulder for the year ended December 31, 2002 were $19.7 million, which was flat as compared to the year ended December 31, 2001. For the year ended December 31, 2002, slot machine revenues were $18.3 million, or 92.9% of its casino revenues, and table game revenues were $2.1 million, or 10.4% of its casino revenues as compared to $17.1 million and $2.2 million, respectively, for the year ended December 31, 2001.

         Non-Casino Revenues

         Combined hotel revenues totaled $44.3 million, or 16.3% of combined gross revenues, for the year ended December 31, 2002 as compared to $38.3 million, or 14.4% of combined gross revenues for the year ended December 31, 2001. This increase was primarily due to the hotel expansion of 1,000 rooms at Stratosphere, which opened in June 2001. Hotel revenues at the Stratosphere totaled $38.1 million for the year ended December 31, 2002 as compared to $32.0 million for the year ended December 31, 2001. Stratosphere Hotel occupancy during the period was 89.6%, as compared to 93.2% for the year ended December 31, 2001. The decrease resulting from the increased room capacity overall, ADR decreased from $48.54 for the year ended December 31, 2001 to $48.28 for the year ended December 31, 2002. Hotel revenues at Arizona Charlie's Decatur were $2.9 million for the year ended December 31, 2002, a decrease of 4.8% from the previous year. Hotel revenues at Arizona Charlie's Boulder were $3.3 million for the year ended December 31, 2002 as compared to $3.2 million for the year ended December 31, 2001.

         Combined food and beverage revenues for the year ended December 31, 2002 totaled $56.3 million, or 20.7% of combined gross revenues, as compared to $55.5 million, or 20.8% of combined gross revenues, for the year ended December 31, 2001. Food and beverage revenues at the Stratosphere increased 8.8% from $36.5 million for the year ended December 31, 2001 to $39.7 million for the year ended December 31, 2002, due to a decrease in food covers of 0.6%, while the average revenue per cover increased 8.6%.

         At Arizona Charlie's Decatur, food and beverage revenues were $10.4 million for the year ended December 31, 2002, a decrease of $2.2 million, or 17.7%, from the year ended December 31, 2001 due to the tightening of our complimentary policies. At Arizona Charlie's Boulder, food and beverage revenues were $6.3 million for the year ended December 31, 2002, a decrease of $.1 million, or 1.4%, for the year ended December 31, 2001.

         Combined tower, retail and other revenues decreased $1.3 million to $28.2 million for the year ended December 31, 2002. All other non-gaming revenues at Stratosphere decreased 1.7%, from $26.2 million in the year ended December 31, 2001 to $25.7 million for the year ended December 31, 2002.

         Promotional Allowances

         Promotional allowances provided to gaming patrons on a combined basis for the year ended December 31, 2002 and 2001, totaled $21.9 million and $23.7 million, respectively, and are recorded in our financial statements as a reduction of combined gross revenues.

         Promotional allowances at the Stratosphere were $14.3 million, or 8.4% of its gross revenues, for the year ended December 31, 2002, a decrease of 1.5% from $14.6 million, or 9.3% of its gross revenues, for the year ended December 31, 2001. This decrease was due primarily to less aggressive promotional policies. The Las Vegas market experienced an approximate 9.2% drop in visitor volume over the four months following the September 11, 2001 terrorist attacks as compared to the same period in 2000, with smaller decreases through the remaining months of 2002. This decrease in visitor volume also resulted in the majority of the properties' competitors experiencing a decrease in occupancy and ADR.

         Promotional allowances at Arizona Charlie's Decatur were $5.0 million for the year ended December 31, 2002, or 7.0% of its gross revenues, compared to $6.6 million, or 8.3% of its gross revenues, for the year ended December 31, 2001.

         Promotional allowances at Arizona Charlie's Boulder were $2.6 million for the year ended December 31, 2002, or 8.7% of its gross revenues, compared to $2.5 million, or 8.4% of its gross revenues, for the year ended December 31, 2001.

         Operating Expenses

         Combined casino operating expense for the year ended December 31, 2002 totaled $59.9 million, or 41.9% of combined casino revenues, as compared to $60.0 million, or 42.0% of combined casino revenues, for the year ended December 31, 2001. Combined casino operating expenses were primarily comprised of salaries, wages and benefits, and operating expenses of the casinos.

         Casino operating expenses at the Stratosphere were $29.0 million, or 43.1% of its casino revenues, for the year ended December 31, 2002 as compared to $27.0 million, or 43.8% of its casino revenues, for the year ended December 31, 2001. This increase of $2.0 million, or 7.5% in casino operating expenses is due primarily to increases in complimentary and promotional expenses related to increased promotional events many of which undertaken to increase traffic lost following September 11, 2001.

         Casino operating expenses at Arizona Charlie's Decatur were $21.3 million, or 37.9% of its casino revenues, for the year ended December 31, 2002 as compared to $23.1 million, or 37.4% of its casino revenues, for the year ended December 31, 2001. This decrease was due primarily to cost reduction efforts as a result of less slot and table play.

         Casino operating expenses at Arizona Charlie's Boulder were $9.6 million, or 48.9% of its casino revenues, for the year ended December 31, 2002 as compared to $10.0 million, or 50.7% of its casino revenues, for the year ended December 31, 2001.

         Combined selling, general and administrative expenses for the year ended December 31, 2002 were $80.0 million, or 29.4% of combined gross revenues, as compared to $78.7 million, or 29.6% of combined gross revenues, for the year ended December 31, 2001. Selling, general and administrative expenses at the Stratosphere were $45.9 million, or 26.9% of its gross revenues, for the year ended December 31, 2002 as compared to $46.1 million, or 29.5% of its gross revenues, for the year ended December 31, 2001. Selling, general and administrative expenses at Arizona Charlie's Decatur were $19.5 million, or 27.3% of its gross revenues, for the year ended December 31, 2002, as compared to $19.5 million, or 24.3% of its gross revenues, for the year ended December 31, 2001. Selling, general and administrative expenses at Arizona Charlie's Boulder were $14.6 million, or 48.7% of its gross revenues, as compared to $13.2 million, or 43.8% of its gross revenues, for the prior year. Selling, general and administrative expenses at the Arizona Charlie's Boulder property increased year over year primarily due to an increase in healthcare costs of $.9 million. There were no other significant changes in general and administrative expenses noted during 2002 as compared to 2001.

         Income from Operations

         Combined operating income for the year ended December 31, 2002 was $11.4 million as compared to combined operating income of $10.9 million for the year ended December 31, 2001. Operating income at the Stratosphere for the year ended December 31, 2002 was $11.3 million as compared to $4.6 million for the year ended December 31, 2001. The increase was primarily due to the hotel expansion, which increased all revenue categories due to increased foot traffic. Operating income at Arizona Charlie's Decatur for the year ended December 31, 2002 was $8.8 million as compared to $13.7 million for the year ended December 31, 2002. This decrease was due to a decrease in total net revenues of $7.1 million and cost reductions of only $2.2 million. For the years ended December 31, 2002 and December 31, 2001, Arizona Charlie's Boulder incurred operating losses of $8.6 million and $7.3 million, respectively. The additional $1.3 million operating loss at Arizona Charlie's Boulder was primarily due to an increase employee health care benefits of $1.1 million.

LIQUIDITY AND CAPITAL RESOURCES

     The acquisitions of three Las Vegas, Nevada gaming and entertainment properties from affiliated parties, repayment of intercompany indebtedness, distribution to our parent and payment of related fees and expenses, will require all of the gross proceeds from the $215 million offering of our senior secured notes.

     Following the Acquisitions, we expect to fund our operating and capital needs, as currently contemplated, with operating cash flows and, if necessary, borrowings under our senior secured revolving credit facility entered into by American Casino & Entertainment Properties LLC, as borrower, certain of its subsidiaries, as guarantors, and the lenders signatories thereto. The senior secured revolving credit facility consists of a $20.0 million senior secured revolving credit facility. Borrowings under the senior secured revolving credit facility will be available to us, subject to us complying with financial and other covenants, during the period commencing on the closing date of the Acquisitions and ending on the fourth anniversary of the closing date of the notes offering and of the senior secured facility, January 29, 2004.

     At December 31, 2003, we had cash and cash equivalents of $77.3 million. Pro forma for certain transactions to occur prior to the Acquisitions, the Acquisitions and the notes offering, we would have had approximately $25 million in cash and cash equivalents at that date. Our capital expenditures for 2003 were $33.8 million. We currently anticipate capital expenditures for 2004 and 2005 to be approximately $15.0 million for each year.

     We met our capital requirements in 2003 through net cash from operating activities. For the year ended December 31, 2003, net cash provided by operating activities totaled approximately $47.8 million and cash used for investing activities totaled $30.4 million, compared to approximately $30.2 million provided by operating activities and $24.1 million used in investing activities for the year ended December 31, 2002.

     Management believes borrowings available under the senior secured revolving credit facility at the closing of the Acquisitions and operating cash flows will be adequate to meet our anticipated future requirements for working capital, capital expenditures and scheduled interest payments on the notes and under the senior secured revolving credit facility, lease payments and other permitted indebtedness at least through the next twelve months. Although no additional financing is currently contemplated, we will seek, if necessary and to the extent permitted under the indenture governing the notes and the terms of the senior secured revolving credit facility, additional financing through bank borrowings or debt or equity financings. We cannot assure you that additional financing, if needed, will be available to us, or that, if available, the financing will be on terms favorable to us. We also cannot assure you that our estimates of our reasonably anticipated liquidity needs are accurate or that new business developments or other unforeseen events will not occur, resulting in the need to raise additional funds.

     The following table summarizes contractual obligations and commitments to make future payments under certain contracts, including long-term debt obligations, and operating leases at December 31, 2003. Following the closing of the Acquisitions, we will have significant obligations under the notes and the senior secured revolving credit facility.

                                                                    PAYMENTS DUE BY PERIOD
                                               ------------------------------------------------------------
                                                           LESS THAN 1                             AFTER 5
CONTRACTUAL OBLIGATIONS AND COMMITMENTS          TOTAL       YEAR        1-3 YEARS    4-5 YEARS      YEARS
                                               ------------------------------------------------------------
                                                                      (in thousands)
Long-term debt                                  101,252       14,796       61,456           --       25,000
Capital Leases                                   11,436          665        1,995        1,288        7,488
                                               ------------------------------------------------------------
Total Cash Obligations                         $112,688     $ 15,461     $ 63,451     $  1,288     $ 32,488
                                               ============================================================